Exhibit 99.1

CUI Global, Inc. Reports Unaudited Second Quarter 2017 Financial Results

TUALATIN, Ore., August 9, 2017 – CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the three and six months ended June 30, 2017.

Second Quarter 2017 Financial Performance Summary: (Comparisons to Prior Year Period)

•	Quarterly revenue decreased 3% to $22.5 million versus $23.1 million;
•	Quarterly gross profit margin was 37%, as compared to 40%;
•	Quarterly consolidated net loss of $(1.6) million or $(0.07) per share versus $(1.5) million or $(0.07) per share;
•	Quarterly adjusted EBITDA was $(0.8) million, as compared to $0.1 million;
•	Cash and cash equivalents were $1.8 million at June 30, 2017;
•	Power and Electromechanical (P&EM) segment unaudited backlog was $19.2 million at June 30, 2017;
•	Energy segment unaudited backlog was $16.4 million at June 30, 2017.

Recent Business and Operational Highlights:

•	CUI Inc. announced the production release of ICE Switch following the receipt of UL/cUL and TUV 60950-1 safety certifications. ICE Switch is a power monitoring and switching system that allows power to be intelligently distributed across racks depending upon need and historical usage patterns. CUI Inc.’s ICE technology products – ICE Block and ICE Switch – utilize Virtual Power Systems’ Intelligent Control of Energy, or ICE, software to provide peak shaving capabilities and unlock underutilized power capacity in data centers;
•	Orbital Gas Systems (US) conducted flow lab testing of its patented VE Technology helical strakes on thermowells and sampling probes with a highly respected, North American independent metering research facility. The test proved that the VE Technology was an innovative and effective solution to many of the common issues encountered by traditional sample probes and thermowells;
•	Orbital Gas Systems (UK) hosted UK and Western European natural gas innovation seminars developed in response to OFGEM’s relaxation of the accuracy requirement of OFGEM-approved Calorific Value Determining Devices (CVDD) with a goal to demonstrate Orbital’s innovative natural gas solutions to industry leaders;
•	Orbital Gas Systems (UK) was awarded a follow-on development contract to study the distribution of unconventional gas, such as biomethane, within the UK’s regional distribution network. The follow-on underscores the company’s close working relationship with a leading Energy industry services provider, DNV GL, to determine the feasibility of deploying a modified GasPT product for residential use;
•	The company announced that OFGEM, the UK’s energy regulator and international energy authority, formally relaxed the accuracy requirement of OFGEM-approved CVDDs. OFGEM’s decision enables CUI Global to broadly market and sell its GasPT fiscal monitoring solution to gas operators both in the UK and Western Europe.

“On a sequential basis, the ongoing recovery in the electronics industry drove very strong P&EM segment growth that offset flat revenues from our Energy business,” stated William Clough, president and CEO of CUI Global. “Investments made during the electronics industry downturn to broaden our customer base and increase distributions channels are today yielding dividends. Energy segment activity was geared towards expanding the pipeline of opportunities with initiatives to drive greater awareness of the disruptive nature of our products. We ended the quarter with substantial backlogs in both business segments that, together with initiatives to lower costs and improve cash flow and profitability, portend well for a stronger second-half.

“Business momentum for our Energy products, especially for our GasPT, is building across a broader base of prospective customers and geographies,” continued Mr. Clough, “In Europe, we submitted a bid for up to 1,000 GasPTs for biomethane-to-grid applications to ENGIE. We will soon initiate field trials for our odorizer product that is already eliciting interest from gas operators in continental Europe. In North America, we see traction in both our GasPT and VE sampling system products. In particular, we are closing in on an opportunity to establish GasPT as the standardized process control device for a Top-3 gas turbine manufacturer. We initiated field trials in Canada with a large energy delivery company for GasPT as a fiscal monitoring solution that is similar in scope to our project in Italy. Increased opportunity also extends to our P&EM segment, where design activity levels today indicate sustained, long-term demand for our products. In addition, beta testing of our ICE Block units in the field are proceeding very well. We have received safety certifications for the ICE Switch product and expect certifications for the ICE Block product soon, both of which are expected to generate initial sales this year.”

Concluded Mr. Clough, “The opportunities ahead of us are many and substantial, borne of a product-set that is unmatched in the marketplace. As we build our Energy business today, together with the recovery in the electronics industry, we are on a path to sustained growth.”

Termination of ‘At-The-Market’ Equity Offering Program

Concurrently, based on recent, strong order flow in its P&EM segment, backlog of orders in both its P&EM and Energy segments and robust pipeline of opportunities for its Energy products, CUI Global announced the immediate termination of its ‘At-The-Market’ equity offering program associated with the company’s S-3 Registration Statement filed on March 14, 2017. The company did not sell any shares under the program.

Second Quarter and Year-to-Date 2017 Financial Results

For the quarter ended June 30, 2017, CUI Global produced consolidated total revenues of $22.5 million and year-to-date revenues of $40.3 million. Total revenues for the second quarter decreased 3% year-over-year, compared to $23.1 million in the second quarter of 2016. For the second quarter, the Power and Electromechanical segment contributed revenues of $18.2 million and the Energy segment contributed $4.3 million. For the year-to-date period, the Power and Electromechanical segment contributed revenues of $31.8 million and the Energy segment contributed $8.5 million. The revenues for the three and six months ended June 30, 2017 were lower than the comparable period due to lower revenue in our Energy segment associated with lower translated revenue at the Company’s UK operations due to the lower value British pound Sterling following Brexit, timing of customer project delivery schedules and the temporary halt of deliveries of gas related metering, monitoring and control systems, specifically GasPT units in Italy due to a regulatory hurdle. The Italian contract is still in place and the Company expects deliveries to return to previous levels as soon as the regulatory issue is resolved. Partially offsetting the decrease in the Energy segment in the three and six months ended June 30, 2017, was a $2.8 million and $3.4 million, increase in revenue in the Power and Electromechanical segment, respectively, due to the timing of customer delivery schedules and sell through activity at distributors.

For the three months ended June 30, 2017, the cost of revenues as a percentage of revenue increased to 63% from 60% during the prior-year comparative period. For the six months ended June 30, 2017, the cost of revenues as a percentage of revenue increased to 66% from 61% during the prior-year comparative period. This percentage will vary based upon the power and electromechanical product mix sold, the mix of natural gas systems sold, contract labor necessary to complete gas related projects, the competitive markets in which the Company competes, and foreign exchange rates. The cost of revenues as a percentage of revenue for the Energy segment for the three months ended June 30, 2017 was 62% compared to 52% in the three months ended June 30, 2016 and the cost of revenues as a percentage of revenue for the Power and Electromechanical segment for the three month period ended June 30, 2017 was 64% compared to 65% during the prior-year comparative period. For the six months ended June 30, 2017, the cost of revenues as a percentage of revenue for the Energy segment was 65% compared to 54% in the prior-year comparable period and the cost of revenues as a percentage of revenue for the Power and Electromechanical segment was 66% compared with 64% during the six months ended June 30, 2016. The higher cost percentage in the Energy segment was due to a less favorable product mix and the change in the Power and Electromechanical segment was primarily related to higher sales volumes at slightly lower margins during the three and six months ended June 30, 2017 compared to the prior-year comparable periods. As previously noted, the Energy segment was affected by a temporary halt in shipments of higher margin GasPT units to an Italian customer until a regulatory issue can be resolved.

The sales order backlog at June 30, 2017 was a consolidated $35.6 million. Of that, the Power and Electromechanical segment held a backlog of customer orders of approximately $19.2 million and the Energy segment held a backlog of approximately $16.4 million.

Gross profit was $8.2 million, or 37%, for the quarter ended June 30, 2017 versus $9.2 million, or 40%, in the same period of 2016. During the three months ended June 30, 2017, the Power and Electromechanical segment generated gross profit margins of 36%, while the Energy segment generated gross profit margins of 39%. This compares to 36% for the Power and Electromechanical segment and 48% for the Energy segment in the three months ended June 30, 2016. For the six months ended June 30, 2017 gross profit was $13.9 million, or 35%, versus $17.2 million or 39%, in the same period of 2016. For the six months ended June 30, 2017 and 2016, the Power and Electromechanical segment gross profit margins decreased to 34% from 36% and the Energy segment gross profit margins decreased to 35% from 46%.

During the three and six months ended June 30, 2017, SG&A decreased $0.3 million and $1.0 million, compared to the prior-year comparative period. These decreases are largely due to $0.5 million lower bonuses in the Other category and $0.8 million in severance costs incurred in the Power and Electromechanical segment for the transition of the R&D team to CUI-Canada in 2016 and for various positions within the Energy segment that did not recur in 2017. SG&A as a percent of revenue remained unchanged at 39% of total revenue during the three-month period ended June 30, 2017 and for the six month period ended June 30, 2017, SG&A increased to 43% from 42% in the six months ended June 30, 2016.

The company reported a net loss of $1.6 million or $(0.07) per share (EPS) for the quarter ended June 30, 2017 as compared with a net loss of $1.5 million or $(0.07) per share in the prior year period. For the six months ended June 30, net loss was $(5.4) million or $(0.26) per share (EPS) compared to a net loss of $(4.1) million or $(0.20) in the same period last year. The consolidated net loss for the three and six months ended June 30, 2017, was primarily the result of lower revenue in the Energy segment related to lower sales of gas related metering, monitoring and control systems, including GasPT, lower gross profit margins in both the Power and Electromechanical segment and the Energy segment, and the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions. In 2017, a lower value of the British pound Sterling due to the recent Brexit vote resulted in lower translated revenue at our U.K. operations, but did not have a significant effect on operating or net loss.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and six months ended June 30, 2017 were a loss of $(0.9) million and a loss of $(4.1) million, respectively. EBITDA for the three and six months ended June 30, 2016 was a loss of $(0.5) million and a loss of $(2.2) million.

As of June 30, 2017, CUI Global held cash and cash equivalents of $1.8 million, a decrease of $(2.8) million since December 31, 2016. Operations, other intangible assets, and equipment, have been funded through cash on hand and debt during the six months ended June 30, 2017.

Conference Call

Management will host a conference call today, Wednesday, August 9, 2017 at 8:30 a.m.ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 52180180. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until August 23, 2017. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 6151472. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems’ advanced GasPT platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	Outside IR contact:
CUI Global, Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$1,787	$4,617
Trade accounts receivable, net of allowance of $98 and $151, respectively	11,656	9,375
Inventories, net of allowance of $965 and $774, respectively	13,822	13,202
Costs in excess of billings	1,647	2,735
Prepaid expenses and other	1,047	2,174
Total current assets	29,959	32,103

Property and equipment, less accumulated depreciation of $3,818 and $3,299, respectively	11,237	10,952
Goodwill	20,512	20,125
Other intangible assets, less accumulated amortization of $10,744 and $9,438, respectively	15,959	16,201
Note receivable, less current portion	327	362
Deposits and other assets	1,712	100

Total assets	$79,706	$79,843

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$5,901	$6,170
Line of credit	1,066	—
Mortgage note payable, current portion	91	89
Capital lease obligation, current portion	4	28
Accrued expenses	5,053	4,542
Billings in excess of costs	3,623	1,977
Unearned revenue	6,352	4,932
Total current liabilities	22,090	17,738

Long term mortgage note payable, less current portion	3,303	3,350
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	11	12
Derivative liability	432	467
Deferred tax liabilities	3,681	4,120
Other long-term liabilities	125	217
Total liabilities	34,946	31,208

Commitments and contingencies

Stockholders’ Equity:

Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued at June 30, 2017 or December 31, 2016	—	—
Common stock, par value $0.001; 325,000,000 shares authorized; 20,980,720 shares issued and outstanding at June 30, 2017 and 20,916,848 shares issued and outstanding at December 31, 2016	21	21
Additional paid-in capital	150,521	150,174
Accumulated deficit	(101,392)	(95,970)
Accumulated other comprehensive loss	(4,390)	(5,590)
Total stockholders’ equity	44,760	48,635
Total liabilities and stockholders’ equity	$79,706	$79,843

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016

Total revenues	$22,500	$23,140	$40,345	$43,802

Cost of revenues	14,276	13,983	26,437	26,609

Gross profit	8,224	9,157	13,908	17,193

Operating expenses:
Selling, general and administrative	8,712	9,009	17,268	18,247
Depreciation and amortization	564	616	1,115	1,225
Research and development	614	527	1,224	1,032
Provision (credit) for bad debt	(23)	42	(51)	49
Other operating expenses	7	—	12	—

Total operating expenses	9,874	10,194	19,568	20,553

Loss from operations	(1,650)	(1,037)	(5,660)	(3,360)

Other income (expense)	46	(195)	92	(271)
Interest expense	(121)	(121)	(237)	(245)

Loss before taxes	(1,725)	(1,353)	(5,805)	(3,876)

Income tax expense (benefit)	(157)	128	(383)	273

Net loss	$(1,568)	$(1,481)	$(5,422)	$(4,149)

Basic and diluted weighted average common shares outstanding	20,967,957	20,889,052	20,958,656	20,883,800

Basic and diluted loss per common share	$(0.07)	$(0.07)	$(0.26)	$(0.20)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the six months ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,422)	$(4,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	482	468
Amortization of intangibles	945	969
Stock and options issued and stock to be issued for compensation, royalties and services	204	841
Unrealized (gain) loss on derivative liability	(35)	146
Provision for (credit to) bad debt expense and returns allowances	(51)	44
Deferred income taxes	(490)	(43)
Inventory reserve	173	136
Non-cash unrealized foreign currency (gains)/losses	(98)	185
Impairment of intangible assets	3	—
Loss on disposal of assets	9	—

(Increase) decrease in operating assets:
Trade accounts receivable	(2,039)	1,672
Inventory	(570)	(553)
Costs in excess of billings	1,175	(985)
Prepaid expenses and other current assets	(283)	583
Deposits and other assets	(27)	(39)
Increase (decrease) in operating liabilities:
Accounts payable	(391)	(293)
Accrued expenses	523	(612)
Unearned revenue	1,358	843
Billings in excess of costs	1,505	517
NET CASH USED IN OPERATING ACTIVITIES	(3,029)	(270)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(473)	(329)
Proceeds from sale of property and equipment	2	—
Investments in other intangible assets	(339)	(442)
Proceeds from notes receivable	19	—
NET CASH USED IN INVESTING ACTIVITIES	(791)	(771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	9,530	—
Payments on line of credit	(8,464)	—
Payments on capital lease obligations	(25)	(11)
Payments on mortgage note payable	(45)	(43)
Payments on contingent consideration	(61)	(59)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	935	(113)

Effect of exchange rate changes on cash	55	(90)
Net decrease in cash and cash equivalents	(2,830)	(1,244)
Cash and cash equivalents at beginning of period	4,617	7,267

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,787	$6,023

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company’s results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company’s operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company’s industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)
	For the Three Months Ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
EBITDA:
Net (loss)	$(1,568)	$(1,481)	$(5,422)	$(4,149)
Plus: Interest expense	121	121	237	245
Plus: (Benefit) provision for taxes	(157)	128	(383)	273
Plus: Depreciation and amortization	727	730	1,427	1,437
EBITDA	$(877)	$(502)	$(4,141)	$(2,194)

Adjusted EBITDA:
Plus: Provision (credit) for bad debt	$(23)	$42	$(51)	$49
Plus: Unrealized (gain) loss on derivative	(2)	38	(35)	146
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	113	552	204	841
Adjusted EBITDA	$(789)	$130	$(4,023)	$(1,158)

Adjusted net income (loss):
Net (loss)	$(1,568)	$(1,481)	$(5,422)	$(4,149)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	306	337	604	673
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	113	552	204	841
Adjusted net income (loss)	$(1,149)	$(592)	$(4,614)	$(2,635)

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